Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
October 6, 2009

Investors Real Estate Trust
3015 16th Street SW
Suite 100
Minot, North Dakota  58702

Investors Real Estate Trust
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), and IRET Properties, a North Dakota limited partnership (the “Operating Partnership”), in connection with the offer and sale of up to 9,200,000 common shares of beneficial interest, no par value, of the Company (the “Common Shares”) pursuant to a registration statement on Form S-3 (No. 333-153715) filed with the Securities and Exchange Commission (“SEC”) on September 29, 2008 (the “Registration Statement”), with respect to the offer and sale, from time-to-time, of Common Shares and preferred shares of beneficial interest, no par value, of the Company having an aggregate public offering price not to exceed $150,000,000, and a Rule 462(b) registration statement on Form S-3 in connection therewith (the “Rule 462(b) Registration Statement”).  You have requested our opinion regarding certain U.S. federal income tax matters.

 In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Third Restated Declaration of Trust, dated September 23, 2003 (the “Articles of Incorporation”);

2.	the Operating Partnership’s Agreement of Limited Partnership (the “Operating Partnership Agreement”) dated as of January 31, 1997;

3.
the Registration Statement, the Rule 462(b) Registration Statement, the prospectus (the “Prospectus”) and the prospectus supplement (the “Prospectus Supplement”) filed as a part of the Registration Statement and incorporated by reference into the Rule 462(b) Registration Statement;

4.	the taxable REIT subsidiary election for IRET-Westlake, Inc. (“IRET-Westlake”); and

5.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion letter.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during the Company’s and the Operating Partnership’s taxable year ending April 30, 2010 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and in a certificate, dated the date hereof and executed by a duly appointed officer of the Operating Partnership (together, the “Officer’s Certificates”), will be true for such years, without regard to any qualification as to knowledge and belief;

3.
the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the organizational documents of IRET-Westlake after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.
no action will be taken by the Company, the Operating Partnership, or IRET-Westlake after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificates, without regard to any qualification as to knowledge and belief.  No facts have come to our attention that would cause us to question the accuracy and completeness of the representations in the Officer’s Certificates in a material way.   Furthermore, where the representations in the Officer’s Certificates involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussions in the Prospectus and Prospectus Supplement under the captions “Material Federal Income Tax Considerations” and “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), and without further investigation, we are of the opinion that:

(a)           the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended April 30, 2006 through April 30, 2009, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending April 30, 2010, and in the future; and

(b)           the descriptions of the law and the legal conclusions contained in the Prospectus and the Prospectus Supplement under the captions “Material Federal Income Tax Considerations” and “Additional Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter is issued to you, and it speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the Rule 462(b) Registration Statement.  We also consent to the references to Hunton & Williams LLP under the captions “Additional Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP